UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MORGAN STANLEY

(Exact name of registrant as specified in its charter)

DELAWARE (State of incorporation or organization)	36-3145972 (I.R.S. Employer Identification No.)

1585 Broadway, New York, New York (Address of principal executive offices)	10036 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Depositary Shares, each representing 1/1,000th of a share of 6.625% Non-Cumulative Preferred Stock, Series Q	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. [x]:

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. [ ]

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. [ ]

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-275587

Securities to be registered pursuant to Section 12(g) of the Act:	None

Item 1.	Description of Registrant’s Securities to be Registered.

The description of the 6.625% Non-Cumulative Preferred Stock, Series Q, par value $0.01 per share and liquidation preference $25,000 per share (the “Series Q Preferred Stock”) of Morgan Stanley (the “Registrant”) and the description of the Registrant’s Depositary Shares, each representing 1/1,000th ownership interest in a share of Series Q Preferred Stock, each to be registered hereunder, is contained in the sections captioned (i) “Description of Series Q Preferred Stock” and “Description of Depositary Shares,” each in the Registrant’s Prospectus Supplement, dated July 23, 2024, to the Registrant’s Prospectus, dated April 12, 2024 (the “Prospectus”), included in the Registrant’s registration statement on Form S-3 (File No. 333-275587) and (ii) “Description of Capital Stock” in the Prospectus, and all those sections are incorporated herein by reference.

Item 2.	Exhibits.

2.1	Amended and Restated Certificate of Incorporation of Morgan Stanley, as amended to date, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed on August 5, 2022 (No. 001-11758).

2.2	Amended and Restated Bylaws of Morgan Stanley, as amended to date, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on December 8, 2023 (No. 001-11758).

2.3	Certificate of Designation, establishing the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the Series Q Preferred Stock, as filed with the Secretary of State of the State of Delaware on July 29, 2024.

2.4	Form of Deposit Agreement among Morgan Stanley, The Bank of New York Mellon and the holders from time to time of the depositary receipts described therein.

2.5	Form of certificate representing the Series Q Preferred Stock.

2.6	Form of Depositary Receipt (included in Exhibit 2.4 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: July 29, 2024

MORGAN STANLEY

By:	/s/ Jeanne Greeley O’Regan
Name: Jeanne Greeley O’Regan
Title: Deputy Corporate Secretary and Counsel